                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

MAJOR LEAGUE BASEBALL

August 30, 1999

Mr. Frederick R. Licht, Esq.
Ultimate Sports Entertainment, Inc.
 2444 Wilshire Blvd.
 Suite 414
 Santa Monica, CA 90403

Dear Rick:

Major League Baseball Properties, Inc. ("MLBP"), on its own behalf and on behalf of the Major League Clubs has agreed to grant Ultimate Sports Entertainment, Inc. ("Licensee") a nonexclusive license to publish a series of baseball comics, subject to approval by the Major League Clubs (the "Clubs"), and the execution of a licensing agreement agreeable to both parties (the "License Agreement"):

Term: The license period shall run from: August 1, 1999 - November 30, 2000; unless sooner terminated in accordance with the terms hereof, provided, however, that the license period shall be extended through December 31, 2001, unless sooner terminated in accordance with the terms hereof, in the event the agreement pursuant to which MLBP (or MLBP's successor hereunder) is authorized by the Clubs to grant the rights and assume the obligations herein is extended through such date and continues to authorize MLBP (or MLBP's successor hereunder) to so grant such rights and assume such obligations.

               Prior to the expiration of the license period, MLBP and Licensee agree to discuss in good faith renewing or extending the license period for an additional period (if authorized as set forth above) under mutually agreeable terms and conditions. Notwithstanding the foregoing, neither party shall have any obligation to extend or renew this licensing arrangement.

Product Description:

               A series of baseball comic books featuring the likenesses of current Major League Baseball players in Club uniforms (the "Publication").

               Publication Specifications:

               Comic book titles:         TBD
               size:             6-5/8 x 10-1/4

MAJOR LEAGUE BASEBALL Properties       paper stock:  Cover  10 Point Card Stock
                                                            Glossy

245 Park Avenue                                      Text     40#
                                       print order:             TBD
New York, New York 10 167              suggested retail price:  $3.95

Phone 2 1 2~93 1 ~7900

www-majorleaquebaseball.corn
-2

                                   [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

Territory:               Worldwide.

Official Designation:    MLBP grants the right for Licensee to designate the
                         Publication an "Official Publication of Major League
                         Baseball" and to use the "Major League Baseball silhouetted batter" logo and/or "Official Publication" logo on the cover of the Publication. MLBP shall determine in its sole discretion which logo Licensee shall use on the-cover of the Publication.

Services:                Licensee agrees to develop and produce, at its own cost
                         and expense, the Publication. Licensee responsibilities in connection therewith shall include, but not be limited to, developing and producing the layout, design, illustrations, photographs, graphics, charts and any editorial and statistical content. Licensee shall also be responsible for manufacturing the Publication, including but not limited to, ink, paper, printing, binding and shipping to distribution locations, or may subcontract such manufacturing (i.e., producing and printing) responsibilities to a third party, provided MLBP provides written approval of such third party.

MLB Marks:               MLBP grants the rights to names, characters, symbols,
                         designs, likenesses, visual representations and such other similar or related identifications of the following noted organizations to be used in connection with the Publication and with the marketing, promotion and sale of the Publication: (1) Major League Baseball
                         Properties, Inc. (including the Major League Baseball silhouetted batter and logos), (2) the American League,
                         (3) the National League, and (4) All-Star Game,
                         Division Series, League Championship Series, World
                         Series, other names given to such games or events and other names given to other Major League Baseball playoff games and (5) all current Major League Baseball
                         Clubs (hereinafter collectively referred to as the "MLB
                         Marks"). Licensee acknowledges that the authorization granted hereunder does not include authorization to utilize the names and/or likenesses of any Major League
                         Baseball player or other individual.

Minimum Guarantee:       As an advance payment against all monies earned under
                         the terms of this Agreement, Licensee shall pay to MLBP the following amounts: * due upon execution of this Agreement; * due August 15, 2000. And if the license period is extended pursuant to Term above: * due
                         August 15,2001.

Percentage Compensation: MLBP shall receive a royalty of * on net sales (as defined below) of the Publication.

                         The term "net sales" shall mean gross sales less quantity discounts and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes or any other amount. No costs incurred in the promotion, advertisement, production, distribution or sale of the Publication shall be deducted from any Percentage Compensation payable by Licensee.

Advertising Sales:       During each year of the license period, MLBP will
                         receive, free of cost, one full -advertising page in the Publication. MLBP may sell this page, and shall be entitled to retain all revenue derived therefrom. All other advertising pages may be sold by either party, in Licensee's case, subject to MLBP'S approval of the identity of the purchaser and content of advertisement.
                         Licensee acknowledges that MLBP will have a protected list of accounts consisting of licensees, sponsors and publishing accounts to whom Licensee is prohibited from selling advertising pages. Should MLBP sell advertising pages in addition to the one complimentary advertising page specified in the previous paragraphs, collected net revenues from such advertising pages shall be apportioned between Licensee and MLBP as 75% and 25% of such net revenues respectively.

Distribution:            Licensee shall be responsible for distribution of the
                         Publication.

                         The Publication may be sold globally through traditional newsstand channels as well as to jobbers, wholesalers, distributors or retailers for sale or resale and distribution to retail stores and merchants for their resale and distribution directly to the public. However, Licensee shall not permit the use of the Publication as a premium (as defined below), except with the prior written consent of MLBP and pursuant to the provisions relating to the premium or special sales. The term "premium" shall be defined as including, but not limited to, free or self-liquidating items offered to the public in conjunction with sale or promotion of a product or service, including traffic building or continuity visits by a customer, or any similar scheme or device, the prime intent of which is to use the Publication in such a way as to promote, publicize and/or sell the products, services or business image of the third party company.

Copyright:               MLBP shall be the sole and exclusive owner of the
                         copyright rights to and in the MLB Marks, statistical information compiled (including, without limitation, the format, display and compilation of such statistics) by MLBP and/or affiliates (the "Statistics") and any editorial matter contributed by MLBP. Licensee acknowledges the proprietary nature of the Statistics and acknowledges that all copyrights in such Statistics belong to MLBP and/or the Office of the Commissioner of Baseball, as the case may be. Any use Licensee makes of the Statistics shall confer no benefit upon it whatsoever and any such use shall inure to the benefit of MLBP and/or the Office of the Commissioner of Baseball.

                         Licensee is solely responsible for determining whether the consent of (i) any individuals depicted or referred to, in the materials, including Major League Baseball players, coaches, managers and other personnel, former and current is required; and (ii) any third party in connection with any copyright, trademark, or other property or identified in MLB Marks above, is required. If Licensee determines that such consents are required, Licensee is solely responsible for obtaining such consents directly from such individuals, entity and/or third party.

Insurance:               Licensee shall provide to MLBP evidence of
                         comprehensive general liability insurance of no less than one million dollars ($1,000,000).

Indemnity:               MLBP hereby agrees to indemnify, defend and hold
                         Licensee and its owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages or costs (including reasonable attorneys' fees and expenses) arising from (i) challenges to MLBP's authority as agent for and pursuant to authority granted by the Clubs to license the ML13 Marks (as defined below) in connection with the manufacture, distribution, promotion, advertisement and sale of the Publication or (ii) assertions to any claim of right or interest in or to the MLB Marks as authorized and used in the Publication, provided in each case that Licensee shall give prompt written notice, cooperation and assistance to MLBP relative to any such claim or suit, and provided further in each case that MLBP shall have the option to undertake and conduct the defense of any suit so brought (including, without limitation, selecting in its sole discretion, counsel therefore) and to engage in settlement thereof at its sole discretion. MLBP shall give Licensee notice of the making of any claim or the institution of any action hereunder against MLBP and MLBP shall direct Licensee as to whether MLBP chooses to defend the action and select counsel therefor, or whether Licensee is to handle the defense of the action (subject to MLBP's approval as to counsel, court filings, discovery, correspondence, general strategies, costs, and the settlement or disposition of the action).

                         Licensee shall assist MLBP, to the extent necessary, in the procurement of any protection or to protect any of MLBP's rights to the MLB Marks, and MLBP, if it so desires and in its sole discretion, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify MLBP in writing of any infringements or imitations by others of the MLB marks of which it is aware. MLBP shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of MLBP to do so. Licensee agrees that it is not entitled to share in any proceeds received by MLBP (by settlement or otherwise) in connection with any formal or informal action brought by MLBP hereunder.

                         Licensee hereby agrees to indemnify, defend and hold MLBP, MLBE, the Clubs, the Leagues and BOC, Major League Baseball Properties Canada Inc. ("MLBPC") and Baseball Television International, Inc. ("BTI") and their respective owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages and costs (including reasonable attorneys' fees and expenses) arising out of (i) any unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Licensee in connection with the Publication covered by this Agreement and the License Agreement, (ii) alleged defects or deficiencies in said Publication or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Publication not involving a claim of right to the MLB Marks, (iii) the unauthorized use of the MLB Marks or any breach by Licensee of this Agreement and the License Agreement,
                         (iv) libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party,
                         (v) agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement and the License Agreement, (vi) Licensee's distribution methods, practices, or policies relating to the Publication and/or (vii) Licensee's promotional, marketing, or advertising activities involving or related to the Publication, MLBP, or any of its affiliates. MLBP shall give Licensee notice of the making of any claim or the institution of any action hereunder against MLBP and MLBP may at its option participate in any such action or allow Licensee to handle MLBP's defense (subject to MLBP's approval as to counsel, court filings, discovery, correspondence, general strategies, and the settlement of the action). The indemnifications hereunder shall survive the expiration or termination of this Agreement and the License Agreement.

                         Licensee agrees to promptly notify MLBP in writing of any actions commenced against it in any forum relating to the Publication (irrespective of whether the MLB Marks are implicated thereby) and shall afford MLBP the opportunity to (i) take on the defense of such action on behalf of Licensee or (ii) consult with Licensee in the defense of such action. In either case, subject to the provisions of the preceding paragraph, MLBP shall bear the costs of such participation.

Quality Control:         Licensee shall submit all materials, including text,
                         design, images and layout for all components of the Publication and all promotional and display materials related to the publication to MLBP for MLBP's approval.

Product Credit:          Licensee shall provide MLBP with 150 free copies of
                         each Publication, for use by MLBP at its sole discretion.

Miscellaneous:           During each year of the license period, Licensee agrees
                         to purchase one four-color full-page advertisement in Little League Magazine, not to exceed the net purchase price of $45,000. Licensee guarantees that MLBP, the Clubs, official Club and/or MLBP retail stores, and Club in-stadium concessionaires will obtain the Publication for retail sale at lowest possible wholesale prices applicable to the channel of distribution through which the Publication will be sold and shall receive prompt shipments and/or deliveries of the Publication, without regard to the relatively small volume their orders may represent MLBP and the Clubs may obtain the Publication for their use, but not resale, at the manufacturer's lowest possible price, which shall in no event be greater than its lowest wholesale price.

Additional specific terms and conditions will be included in the agreement to follow. Please review and arrange for an authorized representative to sign below to demonstrate Licensee agreement to these terms and conditions and return to my attention. Upon execution by MLBP, we will forward to you a copy for your files.

Sincerely,


/s/Donald S. Hintze
Donald S. Hintze
Director of Publishing






  AGREED AND ACCEPTED:

Name: /s/ Frederick R. Licht

Signature: /s/Frederick R. Licht

Title: Pres./CEO

Date: 10/01/99